EXHIBIT 99.1

FOR RELEASE AT 6:00 AM CDT

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL THIRD QUARTER RESULTS

Milwaukee, Wisconsin - April 20, 2006 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal third quarter ended April 2, 2006.

Net sales for the Company’s three months ended April 2, 2006 were $46.6 million, compared to net sales of $46.1 million for the three months ended March 27, 2005. Based on the timing of the Company’s quarter end and it’s annual Christmas-New Year holiday shutdown, the 2006 fiscal third quarter had 13 customer shipping weeks while 2005 fiscal third quarter had 12 weeks. The impact of one additional week of customer shipments during the current quarter increased sales by approximately $2.7 million. Net income for the period was $4.1 million, compared to $3.7 million in the prior year quarter. Diluted earnings per share for the period were $1.10 compared to $.98 in the prior year quarter. During the third quarter the Company sold approximately $3.4 million of pre-petition Chapter 11 accounts receivable due from Delphi Corporation to a third party for $1.78 million. As a result, the increase in the third quarter operating results reflects a $1.58 million ($994,000 after tax) net recovery for doubtful accounts. This increased the current quarter earnings per share by $.27. For further explanation see Note (A) in the “Results of Operations.”

For the nine months ended April 2, 2006, net sales were $134.6 million compared to net sales of $139.1 million in the prior year period. Net income was $8.5 million compared to $11.8 million and diluted earnings per share were $2.27 compared to $3.07 in the prior year.

Sales to STRATTEC’s largest customers overall remained flat in the current quarter compared to the prior year quarter levels. Sales to DaimlerChrysler Corporation increased significantly during the current quarter to $15.7 million compared to $13.1 million due to additional product content and higher production volumes. Sales to Mitsubishi Motor Manufacturing of America were $1.3 million compared to $1.1 million due to higher vehicle production volumes and product content. Sales to General Motors Corporation were $8.5 million compared to $9.8 million due to a combination of price reductions, discontinued models and lower production volumes on certain GM vehicles. Sales to Delphi Corporation were $6.7 million compared to $6.8 million due primarily to pre-programmed price reductions. Sales to Ford Motor Company were $6.9 million compared to $8.3 million due to pre-programmed price reductions, discontinued models, and generally lower Ford vehicle production volumes.

Gross profit margins were 19.6 percent in the current quarter compared to 22.1 percent in the prior year quarter. The lower gross profit margins in the current year quarter were primarily the result of higher purchased raw material costs for brass and zinc along with an unfavorable Mexico peso to U.S. dollar exchange rate affecting the Company’s operations in Mexico.

Operating expenses were $5.5 million in the current quarter, compared to $4.8 million in the prior year quarter. The increase in operating expenses during the current quarter was attributed to higher spending in new product development and recognizing stock based compensation expense under Financial Accounting Standard 123(R). The impact of adopting this new financial accounting standard at the beginning of fiscal year 2006 reduced current quarter earnings per share by $.05.

Provision for income taxes in the current quarter includes a favorable State income tax adjustment that positively impacted earnings per share by $.04.

During the third quarter, STRATTEC repurchased 43,800 shares of its common stock under the Company’s stock repurchase program at a cost of approximately $1.8 million. Subsequent to the end of the quarter, 51,400 additional shares were repurchased at a cost of approximately $1.8 million.

STRATTEC designs, develops, manufacturers and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches and related access control products for North American automotive customers, and for global automotive manufacturers through the VAST Alliance in which it participates with WITTE Automotive of Velbert, Germany and ADAC Automotive, Inc. of Grand Rapids, Michigan. The Company’s history in the automotive business spans more than 95 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Third Quarter Ended			Nine Months Ended
	April 2, 2006		March 27, 2005	April 2, 2006	March 27, 2005
	(Unaudited)			(Unaudited)

Net Sales	$46,575		$46,102	$134,646	$139,129
Cost of Goods Sold	37,453		35,892	107,208	106,700
Gross Profit	9,122		10,210	27,438	32,429

Engineering, Selling & Administrative Expenses	5,467		4,822	16,246	14,836
Provision (Recovery) for Doubtful Accounts, net	(1,578	)(A)	-	1,622	-
Income from Operations	5,233		5,388	9,570	17,593

Interest Income	670		326	1,733	742
Interest Expense	-		-	-	-
Other Income (Expense), Net	408		(50)	572	109
	6,311		5,664	11,875	18,444

Provision for Income Taxes	2,195		1,933	3,363	6,662

Net Income	$4,116		$3,731	$8,512	$11,782

Earnings Per Share:
Basic	$1.11		$.98	$2.28	$3.10
Diluted	$1.10		$.98	$2.27	$3.07

Average Basic
Shares Outstanding	3,722		3,798	3,737	3,803

Average Diluted
Shares Outstanding	3,725		3,815	3,742	3,836

Other
Capital Expenditures	$883		$1,435	$4,723	$3,455
Depreciation & Amortization	$1,757		$1,759	$5,389	$5,440

NOTE A:
Pre-petition Chapter 11 Accounts Receivable due from Delphi Corporation	$3,399
Provision for Doubtful Accounts recorded during the first quarter	($3,200)
Sale of pre-petition accounts receivable to third party	($1,777)
Net recovery during third quarter	($1,578)

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	April 2, 2006	July 3, 2005
	(Unaudited)

ASSETS
Current Assets:
Cash and Cash Equivalents	$62,264	$56,950
Receivables, net	24,156	26,053
Inventories	8,712	11,654
Other Current Assets	11,753	10,030
Total Current Assets	106,885	104,687
Deferred Income Taxes	1,796	1,796
Investment in Joint Venture	1,636	1,412
Other Long Term Assets	593	603
Property, Plant and Equipment, Net	28,646	29,592
	$139,556	$138,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$16,981	$17,218
Other	11,479	12,850
Total Current Liabilities	28,460	30,068
Borrowings Under Line of Credit	-	-
Accrued Pension and Post Retirement Obligations	11,896	16,271
Shareholders’ Equity	230,761	220,261
Accumulated Other Comprehensive Loss	(12,115)	(12,047
Less: Treasury Stock	(119,446)	(116,463)
Total Shareholders’ Equity	99,200	91,751
	$139,556	$138,090

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Third Quarter Ended		Nine Months Ended
	April 2, 2006	March 27, 2005	April 2, 2006	March 27, 2005
	(Unaudited)		(Unaudited)

Cash Flows from Operating Activities:
Net Income	$4,116	$3,731	$8,512	$11,782
Adjustment to Reconcile Net Income to
Cash Used in Operating Activities:
Depreciation and Amortization	1,757	1,759	5,389	5,440
Stock Based Compensation Expense	301	-	861	-
Tax Benefit from Options Exercised	-	277	61	949
Provision (Recovery) for Doubtful Accounts	(1,578)	-	1,622	-
Change in Operating Assets/Liabilities	5,242	(869)	(4,464)	(12,348)
Other, net	(71)	-	-	224

Net Cash Provided by Operating Activities	9,767	4,898	11,981	6,047

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	(50)	(75)
Additions to Property, Plant and Equipment	(883)	(1,435)	(4,723)	(3,455)
Proceeds from Sale of Property, Plant and Equipment	-	-	22	-
Net Cash Used in Investing Activities	(883)	(1,435)	(4,751)	(3,530)

Cash Flow from Financing Activities:
Purchase of Common Stock	(1,797)	(2,572)	(2,993)	(8,826)
Reissue/Exercise of Stock Options	9	303	1,077	3,435

Net Cash Used in Financing Activities	(1,788)	(2,269)	(1,916)	(5,391)

Net Increase in Cash & Cash Equivalents	7,096	1,194	5,314	(2,874)

Cash and Cash Equivalents:
Beginning of Period	55,168	50,163	56,950	54,231
End of Period	$62,264	$51,357	$62,264	$51,357